AMENDED RETENTION AGREEMENT

This Amended Retention Agreement (“Agreement”) is made by and between James P. Brannen (“Executive”) and FBL Financial Group, Inc. (“Company”), effective as of the last date executed by all parties, and is a complete restatement, amendment and replacement of the Retention Agreement between the parties dated as of August 30, 2012.
WHEREAS, Executive has agreed to continue to serve as the Company’s Chief Executive Officer pursuant to compensation terms offered by the Company, and pursuant to the terms contained herein; and
WHEREAS, Executive has completed twenty-two (22) years of credited service with the Company as defined under the FBL Financial Group Retirement Plan and the FBL Financial Group Supplemental Retirement Plan (hereinafter collectively “Plan”), but has not yet achieved all of the requirements for early retirement under the Plan, which include ten (10) years of service with the Company and obtaining the age of fifty-five (55) years; and
WHEREAS, the Company wishes to provide assurance to Executive of obtaining his early retirement benefits in exchange for continuing as the Chief Executive Officer, all pursuant to the terms hereinafter provided.
NOW, THEREFORE, based on the foregoing, the Executive and Company agree as follows:
1.    Retention Benefit. The monetary benefit (“Retention Benefit”) provided herein shall not apply to cases of Executive’s voluntary resignation, death, retirement, or being discharged for cause. Company agrees that in the event of termination of Executive’s employment with the Company and its Affiliates for any other reason prior to Executive reaching the age of fifty-five (55), Company will pay to Executive a lump sum amount equal to the difference of (a) (1) an estimate calculated on the termination date of Executive’s total accrued lump sum retirement benefit under the Plan as of the date of Executive’s 55th birthday with assumptions of continued employment through age 55 and normal consistent compensation increases of 3.5% per annum, after subtracting (2) applicable benefits that would then be payable under the 2011 Qualified Domestic Relations Order (“QDRO”) to which Executive is subject without further modification , but the amount derived from calculation (a) shall not exceed $3,500,000, LESS (b) (1) Executive’s total accrued lump sum retirement benefit under the Plan calculated as of the actual date of termination from employment with the Company, after subtracting (2) applicable benefits payable under the QDRO, with said lump sum amount to be paid pursuant to the terms of this Agreement.
For purposes of this Agreement, “cause” shall be defined as:

(i) the Executive’s willful and continued failure to substantially perform the Executive’s duties with the Company or its Affiliates (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties;

(ii) the final conviction of the Executive of, or an entering of a guilty plea or a plea of no contest by the Executive to, a felony; or

(iii) the willful engaging by the Executive in misconduct which is materially and demonstrably injurious to the Company.

For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its Affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its Affiliates.

2.    Payment Terms / Restrictions. The payment provided under Paragraph 1 herein shall be made within thirty (30) days following Executive’s separation from employment with the Company, subject to the following: In the event any payment to be made under this Agreement is subject to the restrictions contained in Internal Revenue Code §409(A), with respect to payments following separation from service (except in the event of death), because employee is a “Specified Employee” (as defined in §409(A)) at the time of separation from service, such payment shall not be made until the date that is six (6) months following the date of separation from service. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under §409(A). Company and Executive agree to negotiate in good faith to make amendments to this Agreement, as the parties deem necessary or desirable, to avoid the imposition of taxes, penalties or interest under §409(A). Notwithstanding the foregoing, Company does not guarantee any particular tax effect, and neither Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any and all such taxes, penalties, or interest.
3.    Withholding of Tax. To the extent that the receipt of any cash payments under this Agreement results in compensation income to Executive for federal or state income tax purposes, Company is authorized to withhold from any cash remuneration payable to Executive any tax required to be withheld by reason of such compensation income.
4.    Arbitration. Any disputes arising under or in connection with this Agreement shall be resolved by a third party mediation of the dispute, and failing that, by binding arbitration, to be held at the Company’s offices in West Des Moines, Iowa, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any Court having jurisdiction thereof. Each party shall bear his or its own cost of the mediation, arbitration, or litigation, except that the Company shall bear Executive’s reasonable and necessary attorney fees if Executive prevails in arbitration or litigation.
5.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Iowa.
6.    Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof, and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.
7.    Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
8.    Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by the undersigned parties as of the dates noted below.

EXECUTIVE:                            FBL FINANCIAL GROUP, INC.

/s/ James P. Brannen                    By:    /s/ Denny J. Presnall
James P. Brannen                        Denny J. Presnall, Secretary

3/3/2014                            3/3/2014
Date                                Date